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EXHIBIT 11
HUDSON FOODS, INC. AND SUBSIDIARIES
CALCULATION OF EARNINGS PER SHARE
(In thousands except per share data)
                                               Twelve Months Ended
                                           September 30,     October 1,
                                              1995              1994
[S]                                          [C]               [C]
Net income                                   $35,758           $26,992
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PRIMARY EARNINGS PER SHARE:
  Weighted average number of common
      shares outstanding                      29,124            24,399
  Common stock equivalents:
    Dilutive options                             370               549
                                             -------           -------
  Weighted average number of common
      and common equivalent shares            29,494            24,948
                                             =======           =======
  Primary earnings per share                   $1.21             $1.08
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FULLY DILUTED EARNINGS PER SHARE:
  Weighted average number of common
      shares outstanding                      29,124            24,399
  Common stock equivalents:
    Dilutive options                             370               700
                                             -------            ------
  Weighted average number of common
      and common equivalent shares            29,494            25,099
                                             =======            ======
  Fully diluted earnings per share             $1.21             $1.08
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